Schedule 13G

SEC 1745 (02-02)Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




OMB APPROVAL
OMB Number: 3235-0145
Expires: October 31, 2002
Estimated average burden
hours per response. . . 10.7


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                           mPhase Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   62472C 102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 4, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 62472C 102


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gustave T. Dotoli

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Norwalk, CT  U.S.A.

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,701,366, including 791,366 shares and 2,910,000 options
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          225,000 shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,701,366, including 791,366 shares and 2,910,000 options
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            225,000 shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,926,366

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

MATERIAL TO BE FILED AS EXHIBITS

        Form 10-SB/Amendment No. 1, dated August 27, 1999 (incorporated by reference).




By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not aquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  July 1, 2002
                                     ----------------------------------------
                                                     (Date)


                                             /s/ Gustave T. Dotoli
                                     ----------------------------------------
                                                    (Signature)


                                     Gustave T. Dotoli/Chief Operating Officer
                                     ----------------------------------------
                                                    (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).